600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: August 31, 2012

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Receipt of Going Private Proposal at $5.25 Per Share

Louisville, KY  (August 31, 2012) (NYSE MKT: NLP) - NTS Realty Holdings Limited Partnership (the “Company”) announced today that the board of directors of its managing general partner, NTS Realty Capital, Inc., received a non-binding proposal from NTS’ founder and Chairman, Mr. J.D. Nichols and Mr. Brian F. Lavin, its Chief Executive Officer, for a going private transaction.  The proposal contemplates the acquisition of all of the public limited partnership interests of the Company not already beneficially owned by Messrs. Nichols and Lavin at a price of $5.25 per share in cash.  The proposed transaction will not result in a change of control with respect to the Company’s existing debt arrangements.

The board of directors intends to appoint independent directors Messrs. Mark D. Anderson, John P. Daly and John S. Lenihan (the “Special Committee”) to be empowered to, among other things, consider the proposal.  Once appointed, the Special Committee will retain independent financial advisors and legal counsel to assist in its work.  The Company cautions the Company’s public interest holders and others considering trading in their securities that the board of directors has just received the proposal and no decisions have been made by the board of directors with respect to the Company’s response to the proposal.  There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.

The Company expects this proposal to have no impact on day-to-day business operations.  The Company does not intend to comment further at this time.

Interested parties are urged to read relevant documents, when and if filed by the Company with the Securities and Exchange Commission because they will contain important information.  Free copies of such relevant documents may be obtained at the SEC’s website (http://www.sec.gov).

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About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Cordova, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company’s limited partnership units are listed on the NYSE MKT platform under the trading symbol of “NLP.”

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.”  These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios.  Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control.  Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 23, 2012, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

The full text of the non-binding proposal letter follows:

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J.D. Nichols
Brian F. Lavin
600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222

August 31, 2012

Messrs. Anderson, Daly and Lenihan
Board of Directors
NTS Realty Capital, Inc.
Managing General Partner of  NTS Realty Holdings Limited Partnership
600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222

Messrs. Anderson, Daly and Lenihan:

Brian F. Lavin, our CEO, and I are pleased to propose to acquire by merger, for a purchase price of $5.25 per share in cash, all of the outstanding limited partnership interests in NTS Realty Holdings Limited Partnership (the “Company”) that we do not already beneficially own.  We expect to finance the transaction through borrowing using the limited partnership interests we own or will own of the Company as collateral.

We believe that this proposal offers compelling value and is in the best interests of the Company and all of its public limited partnership owners.  As you are aware, we beneficially own approximately 62% of the Company’s limited partnership interests representing about 59% of the voting power.  Although the proposed transaction does not involve a change of control, this offer reflects a 72% premium over the closing price of the Company’s interests on Thursday, August 30, 2012 and a premium of 62% over the six-month average closing price even though the public interest holders own, in the aggregate, a minority position in the Company.  The offer also represents an increase of 61% over the closing price of the Company’s interests on December 31, 2011.

You should know that following the transaction we plan to continue in our current roles and, together with our management team, intend on leading our Company and its valuable employee base well into the future.

We anticipate that you will form a special committee of independent directors (the “Special Committee”) to respond to our proposal on behalf of the Company’s public owners.  We also encourage the Special Committee to retain its own legal and financial advisors to assist in its review.  In considering our proposal, you should be aware that we are interested only in pursuing the proposed transaction and that we are not interested in selling our stake in the Company or considering any strategic transaction involving the Company.

We are prepared to move promptly to negotiate a transaction with the Special Committee and its advisors, and believe that our familiarity with the Company and its operations will allow us to finalize definitive documentation on an accelerated basis.  Of course, neither the Company nor we will have any legal obligation with respect to the proposal or any transaction unless and until a definitive merger agreement satisfactory to all of us and recommended by the Special Committee and approved by the board of directors is executed and delivered.

We look forward to discussing this proposal further with the Special Committee and its legal and financial advisors in the very near future.

Sincerely,

/s/ J.D. Nichols J.D. Nichols	/s/ Brian F. Lavin Brian F. Lavin

cc:          Stephen H. Miller / Fore, Miller & Schwartz
Cezar M. Froelich / Shefsky & Froelich Ltd.